Exhibit 99.8

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of August 24, 2022 by and between Joffre Palace Holdings Limited, a company formed under the laws of Cayman Islands (“Purchaser”) and Playtika Holding UK II Limited, a company formed under the laws of England and Wales (“Seller”). Purchaser and Seller are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the same meaning as ascribed in the Agreement.

WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated as of June 27, 2022 (the “Agreement”).

WHEREAS, the Parties intend to amend certain provisions of the Agreement as set forth herein pursuant to Section 11.03(a) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1. Amendment to Agreement. The definition of “Pre-Closing Date” in Section 1.01(a) of the Agreement is hereby amended and restated in its entirety as follows:

““Pre-Closing Date” means September 30, 2022; provided that if the Company has announced the commencement of a Distribution in the form of Company Buy-Back with respect to which Seller is entitled to receive any Distribution Amount, and Seller has not received such Distribution Amount on or prior to September 30, 2022, the Pre-Closing Date shall be automatically extended to five Business Days after the date such Distribution Amount is received by Seller.”

SECTION 2. Effect on Agreement. Except as otherwise provided in Section 1, the Agreement shall remain in full force and effect and any other provisions thereof shall remain the same and unaffected.

SECTION 3. Counterparts; Effectiveness. This Amendment may be executed in counterparts and shall be effective when each party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Amendment, but all the counterparts shall together constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 4. Other Provisions. The following provisions of the Agreement are hereby incorporated by reference and shall apply, mutatis mutandis, to this Amendment: Section 11.06 (Governing Law); Section 11.07 (Jurisdiction); Section 11.08 (Waiver of Jury Trial); Section 11.11 (Severability).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

PURCHASER: JOFFRE PALACE HOLDINGS LIMITED

By:	/s/ James F. LU
Name: James F. LU
Title: Director

SELLER: PLAYTIKA HOLDING UK II LIMITED

By:	/s/ Yuzhu Shi
Name: Yuzhu Shi
Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT TO STOCK PURCHASE AGREEMENT]